Exhibit 99.1

6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson	Michelle Layne
	VP, Investor Relations	Investor Relations Specialist
	443-285-5453	443-285-5452
	stephanie.krewson@copt.com	michelle.layne@copt.com

COPT UPDATES EXECUTIVE TRANSITION

COLUMBIA, MD March 8, 2012 - Corporate Office Properties Trust (COPT) (NYSE: OFC) an office real estate investment trust (REIT) that focuses primarily on serving the specialized requirements of U.S. Government and Defense Information Technology tenants, is confirming and updating its previously announced executive transition plans.  COPT reiterates that Randall M. Griffin will retire from his role as COPT’s Chief Executive Officer (CEO) at the end of March 2012, and also announces that Mr. Griffin will conclude his service as a Trustee on COPT’s Board at the upcoming May 10, 2012 annual meeting of COPT shareholders.  Effective April 1, 2012, Roger A. Waesche, Jr., COPT’s President, will assume the role of CEO and commence his tenure as a member of the Board of Trustees.

“Having been in a leadership position with COPT and its predecessors for over 18 years and as CEO and as a member of our Board since 2005, I now look forward to retirement from COPT and applying my full energies and skills to the next phase of my life,” stated Mr. Griffin. “I am leaving COPT in Roger’s capable hands and know that he, and the outstanding team we built, will succeed in effectively executing the strategic initiatives already underway and capturing the growth inherent in our strategy,” he stated.

Jay H. Shidler, Chairman of the Board, said: “On behalf of COPT’s Board, I thank Rand for the leadership and vision he has provided throughout his years of service. We also reiterate our confidence in Roger’s ability to lead the company going forward.”

Mr. Waesche has served as COPT’s President since September 2011, after holding the position of President since September 2010, Executive Vice President since January 2004 and the position of Senior Vice President from September 1998 through December 2003. Mr. Waesche was COPT’s Chief Operating Officer from August 2006 through September 2011, after serving as Chief Financial Officer since March 1999.

Company Information

COPT is an office REIT that focuses primarily on strategic customer relationships and specialized tenant requirements in the U.S. Government and Defense Information Technology sectors and Data Centers serving such sectors. The Company acquires, develops, manages and leases office and data center properties that are typically concentrated in large office parks primarily located adjacent to government demand drivers and/or in strong markets that we believe possess growth opportunities. As of December 31, 2011, the Company’s consolidated portfolio consisted of 238 office properties totaling 20.5 million rentable square feet. The Company’s portfolio primarily consists of technically sophisticated buildings in visually appealing settings that are environmentally sensitive, sustainable and meet unique customer requirements. COPT is an S&P MidCap 400 company and more information can be found at www.copt.com.

Forward-Looking Information

This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology.  Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate.  Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved.  Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

•                  general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates and financing availability;

•                  adverse changes in the real estate markets including, among other things, increased competition with other companies;

•                  governmental actions and initiatives, including risks associated with the impact of a government shutdown, budgetary reductions or impasses, such as a reduction in rental revenues,  non-renewal of leases, and/or a curtailment of demand for additional space by strategic tenants;

•                  the Company’s ability to sell properties included in its Strategic Reallocation Plan;

•                  the Company’s ability to borrow on favorable terms;

•                  risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

•                  risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

•                  changes in the Company’s plans or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of impairment losses;

•                 the Company’s ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

•                  the dilutive effect of issuing additional common shares; and

•                  environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.